Exhibit 99.1

For Immediate Release:	July 30, 2010
Home BancShares, Inc. and Centennial Bank
Announce Opportunistic Florida Acquisition
     Conway, AR — July 30, 2010 — Centennial Bank, a wholly-owned subsidiary of Home BancShares, Inc. (NASDAQ GS: HOMB) announced today it has acquired the banking operations of Coastal Community Bank (Coastal) headquartered in Panama City Beach, Florida and Bayside Savings Bank (Bayside) headquartered in Port Saint Joe, Florida through loss-sharing agreements with the Federal Deposit Insurance Corporation (FDIC).
     Depositors of Coastal and Bayside will automatically become depositors of Centennial Bank, and their deposits will continue to be insured by the FDIC up to $250,000. Customers may access their accounts through automated teller machine transactions, checks, online banking and debit card transactions. Coastal locations normally open on Saturday will open under regular business hours on Saturday July 31, 2010, as branches of Centennial Bank. All remaining locations of Coastal and Bayside will open under regular business hours on Monday, August 2, 2010, as branches of Centennial Bank. Additionally, checks drawn on Coastal and Bayside will continue to be processed, and loan customers should continue to make their payments as usual.
     During the transition period, Coastal and Bayside customer accounts will be transitioned to Centennial Bank accounts with customers ultimately enjoying the benefits of Centennial Bank’s convenient locations, plus extensive selection of products and services. Customers may continue banking as usual and feel confident their deposits are secure, now backed by one of the country’s strongest and safest financial institutions. Employees and vendors should continue to operate business as usual.

     “This is a terrific opportunistic acquisition which allows us to further expand our current Florida footprint into attractive, long-term growth markets in the Florida Panhandle. Coastal has a 104 year history of supreme customer service to its local communities and until recently had a history of strong financial performance. Our goals are to continue providing first-class customer service and to quickly return this franchise back into a high performing community banking organization”, said C. Randall Sims, Chief Executive Officer of Home BancShares and Centennial Bank. “The Panhandle represents a natural extension to our current Florida footprint and serves as a popular, long time vacation destination for many Arkansans. The area continues to experience economic growth with the recent opening of Northwest Florida Beaches International Airport and has an unemployment rate well below the Florida state average. Like Central Arkansas, there is a significant military presence in these Florida markets. We are looking forward to providing our services and support designed specifically for the military to the families in and around Panama City. We anticipate a smooth transition, having successfully integrated two other FDIC-assisted transactions in Florida in the last five months. We are very excited to welcome Coastal and Bayside customers and associates to the Centennial Bank family. Our local Centennial Bank team along with management from Home BancShares has been deployed to assist in the weekend resolution process.”
Financial Highlights
     The acquisition is currently expected to provide Centennial Bank (based on data as of March 31, 2010):
*	Expansion into the Florida Panhandle with 13 branch offices,

*	Assets of approximately $444 million,

*	Loans of approximately $330 million (before loan discounts and FDIC receivables),

*	Investment securities of approximately $21 million,

*	Deposits of approximately $415 million,

*	80% loss share protection from the FDIC on approximately $347 million in covered assets.

     The impact on the Company is currently expected to:
*	Be moderately accretive to net income and diluted earnings per share,

*	Initially be neutral to book value per share and slightly dilutive to tangible book value per share but accretive to both going forward, and

*	Leverage and deploy a portion of the Company’s recently underwritten public common equity offering in which the Company sold common stock for net proceeds of approximately $107.3 million.
     Upon completion of the acquisition, the Company will continue to remain extremely “well capitalized” by regulatory standards, with no additional capital required to support this transaction.
     Additional information regarding the acquisition is provided in a supplemental PowerPoint presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.
General
     Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary Centennial Bank provides a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida and now the Florida Panhandle. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

     This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission in March 2010.
FOR MORE INFORMATION CONTACT:

Home BancShares, Inc.	Centennial Bank

Brian S. Davis	Tracy M. French

Chief Accounting Officer &	Regional President

Investor Relations Officer	(501) 605-2936

(501) 328-4770